[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.6

PROCESS TECHNOLOGY LICENSE AGREEMENT

BETWEEN

CYPRESS SEMICONDUCTOR CORPORATION

AND

CYPRESS SEMICONDUCTOR (MINNESOTA) INC.

DATED AS OF MARCH 1, 2017

8.	Term and Termination		15

	8.1	Term	15
	8.2	Termination	15
	8.3	Change of Control	16
	8.4	Effect of Termination	16

9.	General Terms		16

	9.1	Notices	16
	9.2	Severability	17
	9.3	Entire Agreement	17
	9.4	Assignment	18
	9.5	No Third Party Beneficiaries	18
	9.6	Amendment	18
	9.7	Governing Law; Jurisdiction	18
	9.8	Counterparts and Facsimile Signature	19
	9.9	Construction	19

Exhibits

Exhibit A-1 – Licensed Process Technology – Royalty Bearing

Exhibit A-2 – Licensed Process Technology – Non-Royalty Bearing

Exhibit B-1 – Licensed PDKs

Exhibit B-2 – Legacy PDK Technology

Exhibit C – Licensed Semiconductor Technology

Exhibit D – Licensed Backend Technology

Exhibit E – Excluded Technology

Exhibit F – Royalty Bearing Licensed Process Technology

-ii-

PROCESS TECHNOLOGY LICENSE AGREEMENT

This Process Technology License Agreement, including the Exhibits hereto (this “Agreement”), is made by and between Cypress Semiconductor Corporation, a Delaware corporation with its principal place of business at 198 Champion Court, San Jose, CA 95134 (“Licensor”) and Cypress Semiconductor (Minnesota) Inc., a Delaware corporation with its principal place of business at 2401 East 86th St., Bloomington, MN 55425 (“Licensee”, together with Licensor, referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Licensor has entered into a Stock Purchase Agreement dated November 27, 2016 (“SPA”) with CMI Acquisition, LLC (“Acquirer”) whereby Acquirer shall acquire 100% of the ownership interest in and to Licensee from Licensor;

WHEREAS, prior to the transaction contemplated by the SPA, Licensee has been a wholly-owned subsidiary of Licensor;

WHEREAS, Licensee has used a certain semiconductor manufacturing process (the “Licensed Process Technology”, “Licensed Backend Technology”, “Licensed Semiconductor Technology” and “Licensed PDKs” as defined below) in the Facility (as defined below);

WHEREAS, Acquirer wishes for Licensee to be able to continue use of the Licensed Process Technology, Licensed Backend Technology, Licensed Semiconductor Technology and Licensed PDKs after the Closing Date (as defined in the SPA); and

WHEREAS, Licensor is willing to provide Licensee a limited license to the Licensed Process Technology, Licensed Backend Technology, Licensed Semiconductor Technology and Licensed PDKs under the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions

1.1 Definitions.

All capitalized terms used but not defined herein are as defined in the SPA. As used herein:

(a) “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(b) “Closing Date” has the meaning set forth in the SPA.

(c) “Change of Control” as to a Party shall mean the occurrence of one or more of the following with respect to that Party: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to that Party’s stockholders, open market purchases or any other transaction or series of transactions, of common stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of that Party’s Board of Directors; (ii) a merger or consolidation in which that Party is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held common stock immediately prior to such merger or consolidation; (iii) any reverse merger in which that Party is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of that Party’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of that Party.

(d) “Effective Date” means the Closing Date as defined by the SPA.

(e) “Excluded Technology” means (i) the semiconductor manufacturing process Technology of Licensor that is used in the Facility as of the Closing Date that is described in Exhibit E; (ii) sort program Technology and packaging, dicing, and other assembly Technology; and (iii) any Technology other than the Licensed PDKs, Licensed Semiconductor Technology, Licensed Backend Technology, or Licensed Process Technology.

(f) “Facility” means the semiconductor fabrication facility located at 2401 East 86th St., Bloomington, MN 55425 in use by Licensee as of the Closing Date.

(g) “Foundry Services Agreement” means that certain Foundry Services Agreement, dated as of the same date hereof, by and between Licensor and Licensee.

(h) “Improvement” means any improvement, modification, derivative, enhancement to, of, and refinement of, in whole or in part, the Licensed Process Technology, Licensed PDKs, Licensed Semiconductor Technology, Licensed Backend Technology, Licensed Background Technology, or Licensed Technical Information.

(i) “Intellectual Property Rights” means any and all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, whether registered or unregistered: (i) patents, industrial property and applications for patents and industrial property (collectively, “Patents”), (ii) trademarks, service marks, trade dress, rights of publicity, rights in trade names, corporate names, and similar rights, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (iii) rights associated with works of authorship or mask works, including and copyrights mask work rights and registrations and applications for registration thereof, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) all rights in know- how, confidential technical or business information and trade secrets (collectively, “Trade Secrets”), (v) any other proprietary rights in or to Technology anywhere in the world.

(j) “Licensed Backend Technology” means the eTest and sort backend wafer processing Technology used in the Facility as of the Closing Date, as described in Exhibit D, and any Licensed Improvements thereto made by Licensee as permitted by Section 2.1(d).

(k) “Licensed Background Technology” means the Technology for which the Intellectual Property Rights are owned and freely licensable by Licensor and which (i) is documented (in the form of written records or electronic data) in the books and records of the Facility as of the Closing Date, (ii) has been used in the manufacture of Licensed Products or the operation of the Facility prior to, but which is not in use at the Facility as of, the Closing Date, and (iii) is not Excluded Technology or Licensed Technology.

(l) “Licensed Improvement” means any Licensor Improvement to the Licensed Process Technology or the Licensed Backend Technology which does not change the scope of the application of the Licensed Process Technology or the Licensed Backend Technology (as applicable) and would not generally be considered in the industry as a new process, excluding any Improvements to the ONO Stack Process.

(m) “Licensed Intellectual Property” means (i) the Intellectual Property Rights (excluding Patents) owned by Licensor (or which Licensor has the right to license consistent with the terms hereof with no cost to Licensor) which are embodied in the Licensed Process Technology, Licensed PDKs, Licensed Semiconductor Technology, Licensed Backend Technology, Licensed Background Technology, or Licensed Technical Information and (ii) the Licensed Patents. Notwithstanding anything to the contrary, the “Licensed Intellectual Property” does not include any (A) Intellectual Property Rights covering Excluded Technology; or (B) any rights in any rights in trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered or unregistered trademarks or services marks or registrations.

(n) “Licensed Patent” means any Patent owned by Licensor (or which Licensor has the right to license consistent with the terms hereof with no cost to Licensor) as of the Effective Date that, absent a license, is infringed by the use of the Licensed Process Technology, Licensed PDKs, Licensed Semiconductor Technology, Licensed Background Technology, or Licensed Backend Technology by Licensee in the Facility as of the Effective Date.

(o) “Licensed PDK(s)” means the process design kits (PDKs) for the Licensed Process Technology, as described in Exhibit B-1.

(p) “Licensed Product” means (i) a semiconductor device, at whatever stage of completion in the manufacturing process, in die, wafer or chip form, or any other device or item of value, in each case for which the design is owned by Licensee or a third-party customer of Licensee or (ii) a Licensor Product.

(q) “Licensed Process Technology” means only that Licensor semiconductor manufacturing process Technology used in the Facility as of the Closing Date as described in Exhibits A-1 and A-2, and any Licensed Improvements thereto made by Licensee as permitted by Section 2.1(d) and the associated Licensed PDKs. Notwithstanding anything to the contrary, Licensed Process Technology expressly excludes the Excluded Technology described in Exhibit E.

(r) “Licensed Semiconductor Technology” means (i) IP blocks, (ii) standards cells, and (iii) other semiconductor design technology, in each case for which the Intellectual Property Rights are owned by Licensor (or which Licensor has the right to license consistent with the terms hereof with no cost to Licensor) and in each case as described in Exhibit C, and in each case that are used to design integrated circuits for manufacture in the Facility as of the Closing Date.

(s) “Licensed Technical Information” means the existing documentation (in tangible or electronic form), information, data and materials used in the Facility, or otherwise in Licensor’s possession, as of the Closing Date relating to or necessary for describing the Licensed Process Technology.

(t) “Licensed Technology” means, collectively, the Licensed Process Technology, Licensed Backend Technology, Licensed PDKs, Legacy PDK Technology, Licensed Semiconductor Technology, Licensed Background Technology, Miscellaneous Technology, and Licensed Technical Information.

(u) “Licensee Improvement” means any Improvement to the Licensed Technology made solely by Licensee, other than any Improvement with respect to any of the Royalty Bearing Licensed Process Technologies or the ONO Stack Process.

(v) “Licensor Improvement” means any Improvement other than a Licensee Improvement, regardless of which Party makes the Improvement.

(w) “Licensor Product” means a semiconductor device, at whatever stage of completion in the manufacturing process, in die, wafer or chip form, manufactured by Licensee for or on behalf of Licensor, including for Licensor’s customers and supplied to Licensor or to a third party on behalf of Licensor pursuant to the Foundry Services Agreement.

(x) “Miscellaneous Technology” means the following Licensor proprietary software programs to the extent, and in the form, used in the Facility as of the Closing Date: (i) “Tool Automation” and (ii) “Test Program Management System” (TPMS).

(y) “ONO Stack Process” means the Licensed Process Technology that is the flow portion starting from the oxide-nitride-oxide (ONO) bottom oxide pre-clean and ending at the top oxide deposition, including the ONO Process Recipe (as defined below).

(z) “Royalty Bearing Licensed Process Technology” means the Licensed Process Technology specified in Exhibit F hereto or any derivative process, including any Licensed Improvements thereto.

(aa) “Royalty Bearing Product” means any semiconductor product, including any Licensed Product, made using the Royalty Bearing Licensed Process Technology, provided that Licensor Products shall not be Royalty Bearing Products.

(bb) “Royalty Rate” is defined in Section 4.1 (Royalty Rate).

(cc) “Sales Revenue” means: (i) the total amount received by Licensee for the sale or other disposal of all Royalty Bearing Products to third party customers in arm’s length transactions, after deduction of taxes, duties or other governmental charges imposed on the sale of such products; refunds for returned product; trade, quantity, promotional and other customary discounts actually allowed; and freight and packing actually charged on such sales and separately itemized; or if the respective Royalty Bearing Product is sold or otherwise disposed of in a non-arm’s length transaction or in combination with other products where the price attributed to the Royalty Bearing Product is less than the average price for sales during the previous three month period as determined in accordance with “(i)” above, then the Sales Revenue means (ii) such average arms-length sales price determined in accordance with “(i)” above.

(dd) “Technology” means embodiments of Intellectual Property Rights, including databases, data collections, diagrams, formulae, process technology, recipes, test suites, mask works, reticles, documentation, know-how, proprietary information, software, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible and electronic embodiments of the foregoing).

2. Rights and Licenses

2.1 Licensor License Grant. Licensor hereby grants to Licensee a worldwide, non-exclusive, non-sublicensable license:

(a) under the Licensed Intellectual Property in the Licensed Process Technology and Licensed Backend Technology, to practice any methods disclosed thereby and use any equipment at the Facility for the manufacture, sale, offer for sale, or disposal by Licensee of Licensed Products;

(b) under the Licensed Intellectual Property in the Licensed PDKs, to copy, create derivative works of, distribute, and disclose (under a non-disclosure agreement at least as protective as the non-disclosure and security requirements of this Agreement) the Licensed PDKs to Licensee’s third-party customers, to the minimum extent required, for the sole purpose of permitting such customers to design, or have designed, integrated circuits for use, sale and manufacture by Licensee at the Facility using the Licensed Process Technology as permitted in Section 2.1(a);

(c) under the Licensed Intellectual Property in the Licensed Semiconductor Technology, to disclose (under a non-disclosure agreement at least as protective as the non-disclosure and security requirements of this Agreement) the Licensed Semiconductor Technology with the Licensed PDKs to Licensee’s third-party customers, to the minimum extent required, for the sole purpose of permitting such customers to design, or have designed, integrated circuits for use, sale and manufacture by Licensee at the Facility using the Licensed Process Technology as permitted in Section 2.1(a);

(d) under the Intellectual Property Rights of Licensor in the Licensed Improvements made by Licensee, to make such Licensed Improvements, and practice any methods disclosed thereby, for use as permitted in Section 2.1(a);

(e) under the Licensed Intellectual Property in the Licensed Technical Information, to use, copy, and prepare derivative works based on the Licensed Technical Information for use solely to exercise Licensee’s license rights set forth in Section 2.1(a); and

(f) under the Licensed Intellectual Property Rights in the Licensed Background Technology, to use the Licensed Background Technology at the Facility for the manufacture, sale, offer for sale, or disposal by Licensee of Licensed Products using the Licensed Process Technology as permitted in Section 2.1(a) or otherwise as necessary to exercise the other rights expressly granted to Licensee under this Agreement.

2.2 New PDK and Miscellaneous Technology License Grants.

(a) Licensor shall include with the Licensed Technology certain legacy PDKs and certain process specifications as described on Exhibit B-2 (together, the “Legacy PDK Technology”) to enable the Licensee to undertake to develop, or have developed (subject to Section 3.3 below), certain new PDKs (the “New PDKs”) for use by Licensee in providing foundry services to third parties. Accordingly, Licensor hereby grants to Licensee, under Licensor’s Intellectual Property Rights in such Legacy PDK Technology, a perpetual, non-exclusive, non-transferable (except as permitted under Section 9.4), royalty-free, non-sublicensable license to, copy, create derivative works of, and disclose (under a non-disclosure agreement at least as protective as the non-disclosure and security requirements of this Agreement) the Legacy PDK Technology for the purpose of developing or having developed the New PDK and to distribute and disclose (under a non-disclosure agreement at least as protective as the non-disclosure and security requirements of this Agreement) the New PDKs to Licensee’s third-party customers, to the minimum extent required, for the sole purpose of permitting such customers to design, or have designed, integrated circuits for manufacture by Licensee at the Facility using the Licensed Process Technology as permitted in Section 2.1(a).

(b) Licensor hereby grants to Licensee, under Licensor’s Intellectual Property Rights in the Miscellaneous Technology and on an as-is basis without any warranty of any kind, a perpetual, non-exclusive, non-transferable (except as permitted under Section 9.4), royalty-free, non-sublicensable license to use the Miscellaneous Technology at the Facility in accordance with any applicable documentation made available by Licensor for the manufacture, sale, offer for sale, or disposal by Licensee of Licensed Products using the Licensed Process Technology as permitted in Section 2.1(a).

2.3 Royalty Bearing Products. Licensee’s license to the Royalty Bearing Licensed Process Technology (the “Royalty Bearing License”) shall be royalty bearing and Licensee shall pay the Royalties specified in Section 4 on all Royalty Bearing Products manufactured or sold by it. No other Licensed Products shall be Royalty Bearing Products hereunder. Licensee’s license to the Licensed Technology other than the Royalty Bearing Licensed Process Technology (the “Royalty Free License”) shall be royalty free.

2.4 Limitations and Scope.

(a) For one (1) year following the Effective Date (the “Terminable Period”), the Royalty Free License shall be terminable (as set forth Section 8), non-transferable (except as permitted under Section 9.4) and non-sublicensable. Following the end of the Terminable Period, Licensee’s Royalty Free License shall become perpetual, irrevocable and non-terminable.

(b) Licensee’s Royalty Bearing License shall be non-sublicensable and non-transferable (except as permitted under Section 9.4).

(c) The Licensed Process Technology and the Licensed Backend Technology may be used by Licensee only at the Facility and may not be transferred to, or used in, any other facility.

(d) The Parties acknowledge and agree that nothing contained in this Agreement shall be construed as:

(i) an agreement by Licensor to bring or prosecute actions or suits against third parties for infringement of Intellectual Property Rights or any other right, or conferring any right upon Licensee to bring or prosecute actions or suits against third parties for infringement of Intellectual Property Rights or any other right;

(ii) conferring on Licensee any right to use in advertising, publicity or otherwise any Licensor trademark, trade name or names, or any contraction or abbreviation thereof; or

(iii) an obligation upon Licensor to furnish any technical information or know-how except as otherwise specifically provided herein.

(e) Notwithstanding the provisions of Section 2.1 (Licensor License Grant), no license to any Excluded Technology is granted or implied hereunder, and Licensor shall retain the right to assert its rights under any Licensor Intellectual Property Rights against any Licensee or any third party with respect to infringement of Licensor’s Intellectual Property Rights by any Excluded Technology.

(f) Licensor does not confer on Licensee or any third party, by implication, estoppel or otherwise, any license or other right, except for the licenses and rights expressly granted hereunder to Licensee.

2.5 Covenant Not to Exceed License. Licensee covenants that Licensee shall not exceed the scope of the foregoing licenses. For the avoidance of doubt and notwithstanding anything to the contrary, (i) the Parties acknowledge and agree that no license is granted (expressly, by implication, by estoppel, or otherwise) under this Agreement with respect to the Licensed Products or other products or devices of the Licensee’s customers or any designs or circuitry thereof (including those designed using the Licensed PDKs or Licensed Semiconductor Technology), (ii) Licensee agrees and acknowledges that the Licensor Products may be manufactured for, or supplied, offered for sale, or sold to, Licensor only and no other Person and Licensee shall not, and shall not permit any third Person to, otherwise use or exploit any Licensor Products, and (iii) Licensee may not make any Improvements to the ONO Stack Process.

2.6 Ownership.

(a) As between Licensor and Licensee, (i) Licensor retains and shall own all right, title and interest (including Intellectual Property Rights) in and to the Licensed Technology and the Licensor Improvements and (ii) Licensee shall own all right, title, and interest (including Intellectual Property Rights) in and to the Licensee Improvements and the New PDK (subject to Licensor’s retained rights in the Legacy PDK Technology). Without any further consideration, Licensee hereby irrevocably transfers, conveys, and assigns to Licensor in perpetuity (and shall continue to irrevocably transfer, convey, and assign to Licensor in perpetuity) all of its right, title, and interest in and to all Licensor Improvements (existing now or during the Term of this Agreement). Licensor shall have the exclusive right to apply for Intellectual Property Rights for the Licensor Improvements as it wishes and the exclusive right to enforce such Intellectual Property Rights. Licensee agrees to execute such documents, render such assistance, and take such other action as Licensor may reasonably request, at Licensor’s expense, to apply for, register, perfect, confirm, and protect Licensor’s rights in the Licensor Improvements. Licensor reserves all rights not explicitly granted in this Agreement.

(b) Licensee hereby grants to Licensor to a perpetual, irrevocable, non-exclusive, transferable, royalty-free, fully paid-up, worldwide, sublicensable license to use, modify, or reproduce, in whole or in part, the Licensee Improvements to make, have made, use, sell, offer for sale, import, and distribute semiconductor devices.

(c) During the Term, Licensee shall deliver to Licensor, without additional compensation, information, data and materials relating to, necessary for, describing and/or relating to Improvements made by Licensee in the form in which such information, data and materials then exist, at meetings scheduled by Licensor and Licensee at a mutually agreed time at the Facility no more frequently than once each calendar quarter, it being agreed and acknowledged that Licensee shall have no obligation to specially prepare additional materials describing such Improvements that are not in Licensee’s possession. All such information, data and materials relating to Licensee Improvements shall be considered to be Licensee’s confidential information and shall be treated in the same manner by Licensor as Licensee is required to treat Licensor’s Confidential Information under Section 7 of this Agreement.

2.7 Delivery; Additional Technology. The Parties expect all material embodiments of the Licensed Technology to be at the Facility as of the Closing Date. To the extent that any such material embodiments of the Licensed Technology other than Licensed Background Technology are not at the Facility as of the Closing Date, upon written notice from Licensee, Licensor will deliver them to Licensee in accordance with Section 5.2(f) of the SPA. Notwithstanding anything to the contrary, Licensor has no obligation to deliver or make available any Licensed Background Technology to Licensee under the terms of this Agreement; provided, however, that, upon Licensee’s request, Licensor shall use reasonable efforts to provide to Licensee the technical information with respect to such Licensed Background Technology that exists, and is in Licensor’s possession, as of the Closing Date. To the extent that Licensee wishes to license from Licensor any Technology for which the Intellectual Property Rights are owned by Licensor (other than the Licensed Technology), then upon written notice from Licensee, the Parties will negotiate in good faith a separate license agreement therefor.

3. Implementation of Licensed Process Technology

3.1 Responsibility for Implementation. Licensee shall be solely responsible for the implementation of the Licensed Process Technology and Licensed Backend Technology in the Facility; provided, however, that the Parties may agree for Licensor to provide services to Licensee such as transition services, and Licensor’s obligation to provide any such services shall then be limited to those expressly required in a signed, written agreement for such services (including the Transition Services Agreement (as defined in the SPA)). Upon Licensee’s written request, Licensor will provide reasonable assistance to Licensee in its efforts to (i) transfer the Licensed PDK packages from Licensor’s interlocked CAD tools to stand alone kits for use by Licensee’s third-party customers as permitted in Section 2.1(b) and (ii) convert the Licensed Semiconductor Technology to standalone documents without links to Licensor’s memos or databases for use by Licensee as permitted in Section 2.1(c). Other than as set forth in Section 2.7, Licensor has no obligation to deliver any technical information under this Agreement that is not already being used in the Facility at the Closing. In the event that Licensor does deliver any technical information, Licensee shall bear its own costs, including reproduction, shipping and handling, and telecommunications costs associated with or incurred in the delivery or receipt of any technical information hereunder. For clarity, Licensor shall deliver the specifications identified in the Exhibits to Licensee in electronic form.

3.2 Copies. Licensee may copy, modify and otherwise use the Licensed Technical Information in accordance with and subject to the restrictions and licenses set forth herein (including the obligations under Sections 6 and 7) solely as necessary to exercise the rights granted hereunder. Licensee agrees to maintain a document control system after the time frame covered by corresponding services therefor, if any, under the Transition Services Agreement to control copies of such Licensed Technical Information and to otherwise treat such information as Licensor’s Confidential Information.

3.3 New PDK Development. Licensee shall be solely responsible for the development of the New PDK. Notwithstanding the foregoing, if Licensee engages a third party developer to develop the New PDK, Licensor will reimburse Licensee for up to $150,000.00 of reasonable and customary out-of-pocket development costs incurred by Licensee and paid within 12-months from the date of this Agreement. Licensor will reimburse Licensee for such costs within forty-five (45) days of receiving an invoice detailing such costs and evidence that they have been paid by Licensee.

4. Compensation

4.1 Royalty Rate. The “Royalty Rate” is payable as a percentage of Sales Revenue and shall be as set forth in the following table:

	Year 1	Year 2	Year 3 and beyond
Royalty Rate	[***]	[***]	[***]

4.2 Year. The Royalty Rate is applicable to sales made in each consecutive 52-week period during the Term, with Year 1 for each Royalty Bearing Licensed Process Technology commencing on the date a corresponding Royalty Bearing Product is first sold (each, a “Year”).

4.3 Royalty Payments.

(a) Within forty-five (45) days after the last day of each quarter of each Year, Licensee shall pay to Licensor a royalty equal to the product of (i) the Royalty Rate and (ii) Sales Revenue (the “Royalty”).

(b) A Royalty Bearing Product shall be considered “sold” on the first to occur of (i) Licensee receiving payment for such Royalty Bearing Product, (ii) a third party being billed or invoiced for such Royalty Bearing Product, or (iii) such Royalty Bearing Product being shipped regardless of actual receipt of payment.

(c) Licensee shall provide Licensor with a written royalty statement in a form reasonably acceptable to Licensor. At a minimum, such royalty statement shall recite per country the Royalty Bearing Products, units sold, description, quantity shipped, gross invoice, total amount billed customers (including taxes, packing, freight and all other charges), and calculated Sales Revenue for each Royalty Bearing Product and Sales Revenue by process technology category. Such statement shall be furnished to Licensor within fifteen (15) days after the last day of each quarter, regardless of whether any Royalty Bearing Products were sold during the quarter or whether any actual Royalty was owed.

4.4 Form of Payment. All payments provided for in this Section 4 (Compensation) shall be made to Licensor in U.S. dollars by electronic transfer to an account designated by Licensor in writing.

4.5 Taxes. All payments provided for in this Section 4 (Compensation) shall be made by Licensee without deduction for value added, sales or other taxes or other withholdings. To the extent that Licensee is required to withhold such payments from such Royalties by law, it shall gross up the amounts paid hereunder to be equal to what they would have been absent such taxes or withholdings. Licensee shall provide to Licensor proof of payment in a form satisfactory to Licensor of the amount of any taxes paid by Licensee in connection with the payments provided for in this Section 4 (Compensation). In the event that withholding taxes apply, Licensor agrees to apply for an exemption certificate from withholding taxes of the applicable jurisdiction and provide the appropriate documentation to Licensee. Further, the Parties shall cooperate, to the extent permitted by law, in recovering any taxes or other withholding paid on payments made by Licensee to Licensor hereunder.

4.6 Interest. In addition to any other remedy available to Licensor for late payment, Licensee shall pay Licensor interest, on any undisputed amount not paid when due, at the rate of [***] per month, or the maximum rate allowed by law, whichever is less, for each month, or part month, calculated from the date which the royalties are otherwise due.

4.7 Books and Records; Audit. For a period of three (3) years after sale of the respective Royalty Bearing Products, Licensee shall keep complete and accurate records appropriate to determine payments due under this Agreement. At the request and expense of Licensor, no more often than once per quarter, an independent certified public accountant designated by Licensor shall have access to such records maintained by Licensee as may be useful to: (i) determine, with respect to any of the three (3) preceding years, the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalty payments due in the case of Licensee’s failure to report or pay such royalty pursuant to this Agreement. In the event that the dollar amount of payments reported for any quarter underreports by more than [***] the actual amount due, as determined by said accountant, Licensee shall pay to Licensor the actual payment due, including interest as set forth in Section 4.6 (Interest), and reimburse to Licensor the costs for the audit.

5. Disclaimer

5.1 No Warranties. LICENSOR MAKES NO, AND DISCLAIMS ALL, WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, UNDER THIS AGREEMENT WITH RESPECT TO ANY LICENSED PRODUCT, LICENSED PROCESS TECHNOLOGY, LICENSED PDKS, LEGACY PDK TECHNOLOGY, LICENSED SEMICONDUCTOR TECHNOLOGY, LICENSED BACKEND TECHNOLOGY, LICENSED BACKGROUND TECHNOLOGY, MISCELLANEOUS TECHNOLOGY, AND LICENSED TECHNICAL INFORMATION, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the foregoing, Licensor does not make any warranty under this Agreement that any Licensed Product or any Improvement or the practice of the Licensed Process Technology, Licensed PDKs, Legacy PDK Technology, Licensed Semiconductor Technology, Licensed Backend Technology, Licensed Background Technology, Miscellaneous Technology, or Licensed Technical Information shall be free from infringement of any Patent. Licensee shall be responsible for obtaining all third-party Patent licenses necessary for Licensee to exercise its rights hereunder. All warranties with respect to any of the foregoing are solely as set forth in the SPA.

5.2 Exclusion of Damages. EXCEPT FOR ANY INFRINGEMENT OR VIOLATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF SECTIONS 2.4, 2.5, 6, OR 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6. Protection of Licensed Technology. Without limiting Licensee’s obligations under Section 7, Licensee shall use its best efforts to prevent any benefit to unauthorized third parties due to Licensee’s access to the ONO Stack Process, including by taking the following steps:

(i) Licensee shall diligently safeguard the Licensed Technology with at least the same degree of care Licensee uses to protect its own confidential information of like importance, but never less than a reasonable standard of care and Licensee shall provide procedures to ensure that the ONO Stack Process is distinguishable from other Technology, information, and materials, including properly marking any and all copies of the ONO Stack Process and informing employees, contractors, and consultants of the confidential and proprietary status of such ONO Stack Process, and to maintain the confidentiality of the ONO Stack Process in the manner as described in this Section 6 and Section 7. Without limiting the foregoing, Licensee shall not remove any “confidential,” “proprietary,” or other similar marking on any of the Licensed Technology and will reproduce all such markings on any copies thereof.

(ii) Licensee shall use its best efforts to prevent the unauthorized distribution or use of, or access to, the ONO Stack Process in Licensee’s control, provided that in no event shall Licensee use less than the same procedures and standards that Licensor uses as of the Closing Date to prevent unauthorized distribution or use of, or access to, the ONO Stack Process;

(iii) Licensee shall ensure that it has in place all necessary contracts with the officers, directors, agents, employees, subcontractors and/or any person who has the opportunity to access the ONO Stack Process to properly effect all the protective measures under this Agreement;

(iv) If a security compromise related to the ONO Stack Process is caused by or results primarily from the acts or omissions of Licensee, Licensee shall be responsible for responding to and containing such security compromise and shall reimburse Licensor for any and all damages and expenses incurred in connection with investigating, mitigating or defending any such security breaches; and

(v) The process and manufacturing protocols and recipes (including the oxide-nitride-oxide (ONO) process recipe) (“Process Recipes”) are considered highly confidential trade secret information, critical to the Licensed Process Technology. Licensee shall keep the Process Recipes in strict confidence. Licensee may disclose Process Recipes (other than the ONO Process Recipe) solely to its employees and its temporary workers (such as those provided by a staffing agency) that are under Licensee’s direct supervision and control, and customers and suppliers solely to the extent necessary for joint technology development that Licensee and such customers engage in with respect to the Licensed Products, in each case having: (a) a need to know such Process Recipe to exercise the rights granted to Licensee under this Agreement solely on behalf of Licensee, and (b) agreed in writing to terms at least as restrictive and protective as those in this Agreement. Notwithstanding the foregoing and anything to the contrary, Licensee will only permit dedicated Licensee employees identified and approved by Licensor in advance to access the ONO Stack Process and Licensee shall ensure that each such Licensee employee with access to the ONO Stack Process executes and delivers to Licensor a Licensor-provided restricted use non-disclosure agreement prior to such access. Licensor shall have the right to review Licensee’s security procedures with respect to the ONO Stack Process and the number of wafers run in the ONO furnace.

7. Confidential Information

7.1 Definition. Licensee acknowledges that “Confidential Information” of Licensor is located at the Facility. “Confidential Information” means the Licensed Technical Information, any information relating to the Licensed Process Technology, Licensed PDKs, Legacy PDK Technology, Licensed Semiconductor Technology, Licensed Backend Technology, Licensed Background Technology, Miscellaneous Technology, or Excluded Technology (regardless of whether it is designated “Confidential”), and other information or materials designated as “Confidential” in writing by Licensor or learned by Licensee under circumstances in which such information would reasonably be understood to be confidential.

7.2 Restriction. Licensee agrees not to use Confidential Information or disclose, distribute or disseminate such Confidential Information except as allowed under this Agreement or as otherwise expressly agreed in writing by Licensor. Licensee agrees to restrict access to such Confidential Information to those employees, contractors or consultants of Licensee who have agreed to be bound by a confidentiality obligation not less protective than that contained in this Agreement. Licensee agrees to establish adequate internal safeguards and otherwise use reasonable care in restricting the use and dissemination of any Confidential Information in order to protect against its unauthorized use or disclosure to any third party. Licensee shall exercise the same degree of care to prevent unauthorized use or disclosure of the Confidential Information to others as it takes to preserve and safeguard its own confidential information, but in any event, no less than a reasonable degree of care. For clarity, nothing in this Section 7 shall limit the obligations in Section 6.

7.3 Additional Obligations. Licensee shall reproduce the Licensor’s proprietary rights notices on any permitted copies of Confidential Information, in the same manner in which such notices were set forth in or on the original. Licensee agrees to maintain a document control system to control copies of any Confidential Information after the time frame covered by corresponding services therefor, if any, under the Transition Services Agreement. Confidential Information or other materials which have been disclosed by Licensor under this Agreement, and all copies thereof which are in the possession of the Licensee, shall be and remain the property of the Licensor.

7.4 Exceptions. Licensee shall be relieved of this obligation of confidentiality to the extent Licensee can demonstrate that Licensor information:

(a) was in the public domain at the time it was disclosed to Licensee or has become in the public domain through no fault of Licensee;

(b) was known to Licensee, without restriction, at the time of disclosure as shown by the files of the Licensee in existence at the time of disclosure;

(c) is disclosed by Licensee with the prior written approval of Licensor;

(d) was independently developed by Licensee without any use of Confidential Information by employees or other agents of (or independent contractors hired by) Licensee who have not had access to any Confidential Information; provided that this exception does not apply to the ONO Process Recipe; or

(e) becomes known to Licensee, without restriction, from a source other than Licensor without breach of this Agreement by Licensor and otherwise not in violation of Licensor’s rights.

7.5 Compelled Disclosure. If Licensee believes that it will be compelled by a court or other authority to disclose Confidential Information of Licensor it shall give Licensor prompt written notice so that Licensor may take steps to oppose such disclosure.

7.6 Irreparable Harm. Licensee acknowledges that breach of the confidentiality obligation would cause irreparable harm to Licensor, the extent of which may be difficult to ascertain. Accordingly, Licensee agrees that Licensor is entitled to immediate injunctive relief in the event of breach of the confidentiality obligation by Licensee, and that Licensor shall not be required to post a bond or show irreparable harm in order to obtain such injunctive relief.

7.7 Return. Within forty-five (45) days after termination of this Agreement, Licensee shall immediately cease using all Confidential Information and promptly return or destroy (at Licensor’s option) all tangible materials containing any such Confidential Information (including all copies thereof) to Licensor. Concurrently with the return or destruction of such materials, Licensee agrees to confirm in writing that all materials containing Confidential Information have been returned to Licensor or destroyed (as applicable) by Licensee.

8. Term and Termination

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Section 8.2 (the “Term”).

8.2 Termination.

(a) Licensor may terminate this Agreement in the event of a material breach of this Agreement or the SPA by Acquirer or Licensee, such as the breach of the license of Sections 2 (Rights and Licenses), 4 (Compensation) or 7 (Confidential Information), which breach has not been cured within thirty (30) days of written notice thereof from Licensor to Licensee specifying the details of the breach.

(b) The Parties may mutually terminate this Agreement, in which event the future relationship of the Parties shall be determined by the Parties in writing.

(c) This Agreement may be terminated by Licensor if Licensee, (i) ceases conducting its business in the normal course; (ii) is over-indebted, unable to pay its debts when they become due, insolvent or subject to any voluntary insolvency proceedings; (iii) makes a general assignment for the benefit of its creditors; (iv) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; (v) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation; (vi) becomes subject to an application for the opening of an insolvency proceeding in relation to Licensee with the insolvency court that is not dismissed within sixty days; or (vii) suffers a material deterioration of its assets, business or financial position that endangers, or is reasonably likely to endanger, the due performance of this Agreement in all material respects by Licensee in the future. Notwithstanding Licensor’s termination rights under this Section 8.2 (Termination), Licensor may agree to continue the Royalty Bearing License granted under this Agreement (and, if during the Terminable Period, the Royalty Free License granted under this Agreement) for the sole purpose of facilitating Licensee’s completion of any work in progress under the Foundry Services Agreement. Licensor shall reasonably agree to such limited continuation of the licenses granted hereunder provided that Licensor is given adequate assurance of Licensee’s continuing compliance with the requirements of this Agreement, including the requirements regarding Confidential Information and the Royalty payments, and the SPA and the other Collateral Agreements.

8.3 Change of Control. In addition to the termination events set forth in Section 8.2 (Termination), Licensor may terminate this Agreement (in its sole discretion) effective upon written notice to Licensee, in the event of a Change of Control of Acquirer or Licensee, provided that such notice is given within thirty (30) days after Licensor receives notice of such Change of Control. Licensee shall provide Licensor written notice of any proposed Change of Control within fifteen (15) days prior to the consummation thereof. Alternatively, Licensor may agree in its sole discretion to continue the Royalty Bearing License granted under this Agreement (and, if during the Terminable Period, the Royalty Free License granted under this Agreement) following a Change of Control for the limited purpose of facilitating Licensee’s completion of any work in progress under the Foundry Services Agreement. Any continuation of the licenses granted hereunder following a Change of Control shall be subject to adequate assurance of Licensee’s continuing its compliance with the requirements of this Agreement, including the requirements regarding Confidential Information and the Royalty payments, and the SPA and the other Collateral Agreements.

8.4 Effect of Termination. Upon termination of this Agreement:

(a) the Royalty Bearing License granted to the Licensee by Licensor hereunder shall terminate immediately;

(b) the Royalty Free License granted to the Licensee by the Licensor hereunder shall not terminate and shall continue, unless the Agreement is terminated during the Terminable Period, in which case the Royalty Free License shall terminate immediately;

(c) Licensee shall return to Licensor any Confidential Information as required under Section 7.7 (Return); and

(d) The following provisions of this Agreement shall survive any termination of this Agreement in accordance with the terms of such provisions: Section 2 (Rights and Licenses), Section 4 (Compensation) (with respect to any Royalty Bearing Products sold or otherwise disposed of prior to or after termination), Section 5 (Disclaimer), Section 6 (Protection of Licensed Technology), Section 7 (Confidential Information), Section 8 (Term and Termination) and Section 9 (General Terms).

9. General Terms.

9.1 Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing, and use one of the following methods of delivery to the party to be notified, at the addresses set forth below or other addresses of which the sending party has been notified in accordance with this Section 9.1: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; (c) pre-paid certified or registered mail, return receipt requested, or (d) electronic mail, after confirmation of receipt by return electronic mail. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 9.1 or if the intended addressee has actually received the notice.

If to Licensee to:

Cypress Semiconductor (Minnesota) Inc.

2401 East 86th Street

Bloomington, MN 55425

Attention: Bart Zibrowski

E-mail: *****

with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Attention: Simon C. Root and Sean P. Kearney

E-mail: sroot@fredlaw.com and skearney@fredlaw.com

If to Licensor to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Attention: General Counsel, MS 6.1

E-mail: *****

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Selwyn B. Goldberg, Esq.

Michael Ringler, Esq.

Telecopy: (650) 493-6811

Email: sgoldberg@wsgr.com

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the Parties hereto with respect to the subject matter hereof.

9.4 Assignment. Licensor may assign either this Agreement or any of its rights, interests, or obligations hereunder to any third party or an Affiliate without the prior written approval of Licensee; provided that any such assignment shall not limit the licenses granted hereunder. Licensee shall not assign or purport to assign this Agreement, or any of its rights, interests, or obligations hereunder, by operation of law or otherwise (including through a merger, acquisition, sale of assets or stock, consolidation, or change of control which shall be deemed a purported assignment), without the express written consent of Licensor, provided, however, that in the event of a Change of Control of Licensee after the Terminable Period, the Royalty Free License shall survive any termination of this Agreement pursuant to Section 8.3. Any assignment in breach of the foregoing shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.5 No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies hereunder to any other Person.

9.6 Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by Licensor and Licensee.

9.7 Governing Law and Jurisdiction.

(a) Governing Law. This Agreement and any dispute arising out of or in connection with this Agreement (“Dispute”) will be governed as to all matters, including, but not limited to the validity, construction and performance of this Agreement, by and under the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

(b) Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, in connection with any Dispute arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such Legal Proceeding shall be heard and determined in such state or federal court. Each of the Parties hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Legal Proceeding arising out of or relating hereto or the transactions contemplated thereby in any state or federal court located in the state of Delaware, and the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the fullest extent permitted by Law, that final and non-appealable judgment against any of them in any Legal Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that service of process, summons, notice or document by U.S. registered mail to such person in accordance with Section 9.1 shall be effective service of process for any Legal Proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 9.7.

9.8 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

9.9 Construction. All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented in accordance herewith, and not to any subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Licensor and Licensee have caused their duly authorized representatives to execute this Agreement.

CYPRESS SEMICONDUCTOR CORPORATION		CYPRESS SEMICONDUCTOR (MINNESOTA) INC.

By:	/s/ Thad Trent	By:	/s/ Thad Trent
Name:	Thad Trent	Name:	Thad Trent
Title:	EVP, Finance & Administration and Chief Financial Officer	Title:	Vice President and Chief Financial Officer
Date:	March 1, 2017	Date:	March 1, 2017

[Signature Page to Technology License Agreement]